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                                                                     EXHIBIT 5.1



                                  July 3, 2002


Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, California 94089


   Re: Registration Statement on Form S-8


Ladies and Gentlemen:

        With reference to the registration statement that Juniper Networks, Inc., a Delaware corporation (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering an aggregate of 26,450,000 shares of its common stock, $.00001 par value (the "Shares") to be issued and sold pursuant to the Unisphere Networks, Inc. Second Amended and Restated 1999 Stock Incentive Plan (the "Plan"), I am of the opinion that:

        1.  The Plan has been duly adopted by the Company.

        2. All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plan and the resolutions of the board of directors of the Company relating to the adoption of the Plan and the offering and sale of the Shares thereunder, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above. This opinion is limited to the laws of the State of Delaware and the federal law of the United States of America.



                                   Very truly yours,


                                   /s/ LISA C. BERRY
                                   ---------------------------------------------
                                   Lisa C. Berry
                                   Vice President, General Counsel and Secretary


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